Exhibit 99.2

AMENDMENT NO. 2

To

CONVERTIBLE PROMISSORY

NOTE

This Amendment No. 2 (this “Amendment”) dated March 24, 2022 and effective as of February 17, 2022 (“Effective Date”) to Convertible Promissory Note as amended by Amendment No. 1, is made by and among RespireRx Pharmaceuticals Inc., a Delaware corporation (the “Company”) and FirstFire Global Opportunities Fund LLC, a Delaware limited liability company (the “Holder”).

WHEREAS, Company and Holder (collectively, the “Parties”) are parties to that certain Convertible Promissory Note, dated February 17, 2021 (the “Note”) which was amended on November 23, 2021, effective on November 17, 2021;

WHEREAS, the Parties acknowledge that $80,000.00 of the principal amount and none of the accrued interest was repaid by the Company on November 8, 2021, leaving $32,000.00 of remaining principal amount plus accrued interest in an amount equal to the full amount of interest that would be payable over the term of the Note, which interest amount was guaranteed as of February 19, 2021;

WHEREAS, the Parties desire to amend the amended maturity date from February 17, 2022 to June 17, 2022 (the “Further Amended Maturity Date”);

WHEREAS, the Parties desire to clarify the method by which interest shall be calculated through the Further Amended Maturity Date;

WHEREAS, the Parties wish to amend the governing law from the State of New York to the State of Delaware;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in the Note and this Amendment, the Parties hereby agree as follows:

1. Amendments.

(a)	The next to last sentence of the first paragraph Note that commences with “FOR VALUE RECEIVED…” shall be amended to read as follows: “The maturity date for this Note shall be the Further Amended Maturity Date, which is sixteen (16) months from the Issue Date, and is the date upon which the Principal Amount as well as any accrued and unpaid interest and other fees shall be due and payable.”

(b)	Immediately following the paragraph of the Note referenced in 1(a), above, a new paragraph shall be inserted that reads as follows: “Accrued but unpaid interest through November 17, 2021 shall be $8,376.99, and additional guaranteed interest shall be at the rate of 10% per annum, on the remaining principal amount of $32,000, for an additional guaranteed interest amount of $1,858.63 through the Further Amended Maturity Date.”

(c)	All references in the Note to the “Maturity Date” are now references to the “Further Amended Maturity Date”.

(d)	Section 4.6 entitled Governing Law; Venue; Attorney’s Fees. of the Note shall be amended by replacing the first two sentences with the following: This Note shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions by this Note or any other agreement, certificate, instrument or document contemplated hereby shall be brought only in the state courts located in the state of New York or federal courts located in the state of New York.

2. Miscellaneous.

(a) Effect of this Amendment. Except as amended hereby, the existing Note is in all respects ratified and confirmed, and all of the terms, provisions and conditions thereof shall be and remain in full force and effect and are hereby incorporated by reference, except as modified, amended and/or restated as set forth herein. In the event of any inconsistency or conflict between the provisions of the Note and this Amendment, the provisions of this Amendment will prevail and govern. All references to the existing Note shall hereinafter refer to the existing Note as amended by this Amendment.

(b) No novation. The Parties agree that this Amendment Agreement does not create a novation.

(c) Governing Law. This Amendment Agreement, and the rights and obligations of the parties hereunder, will be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

(d) Entire Agreement. This Amendment and the Note constitute the entire agreement of the Parties with respect to the subject matter hereof and supersede all prior understandings and writings between the Parties relating thereto. To the extent that certain Securities Purchase Agreement among the Parties, dated February 17, 2021 (“SPA”) and other related transaction documents contain references to the Note that are inconsistent with the intent of this Amendment, such SPA and other related transaction documents shall be deemed amended to be consistent with the intent of this Amendment.

(e) Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Amendment.

(f) Counterparts. This Amendment may be executed in counterparts and delivered by facsimile or any similar electronic transmission device, each of which shall be deemed an original, but all of which shall be considered one and the same agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Company has duly executed this Amendment dated February 24, 2022, with effect as of the Effective Date.

RESPIRERX PHARMACEUTICALS INC.

By:	/s/ Jeff Eliot Margolis
Name:	Jeff E. Margolis
Title:	Senior Vice President, Chief Financial Officer, Treasurer and Secretary

Agreed and Accepted:

FirstFire Global Opportunities Fund LLC

By:	/s/ Eli Fireman
Name:	Eli Fireman
Title:	Manager

[Signature Page to 2020 Note Amendment]